Cascade Technologies Corp. Completes Acquisition of Molecular Imaging Medical Device Company Spectral Molecular Imaging, Inc.

CALGARY, March 18/[PRNewswire-FirstCall]/ -- Cascade Technologies Corp. (OTC Bulletin Board: CSDT) announced that it closed the acquisition of privately-owned, Los Angeles-based medical device developer Spectral Molecular Imaging, Inc. ("SMI") for stock.  The transaction closed on March 15, 2010, with the merger of  Cascade's acquisition subsidiary into SMI effective March 16.  Cascade  issued approximately  31,744,000 shares of common stock in connection with the merger, representing about 54% of Cascade’s common stock after giving effect to post-merger transaction adjustments including share cancellations by a principal stockholder and shares issuable on conversion of up to $1,150,000 of convertible notes  placed on behalf of Cascade with a limited number of accredited investors concurrently with the merger closing.

Spectral Molecular Imaging, Inc., now a wholly owned subsidiary of Cascade, is a development-stage, medical imaging device company.  Application of SMI’s proprietary spectral-optical-imaging technology—originally developed for satellite reconnaissance—is expected to advance early diagnoses of cancer and precancerous conditions, in vivo.  SMI is developing non-invasive devices that use its patented technology for improved clinical diagnostics, primarily in the field of cancer pathology.  These devices utilize high-resolution imaging, identification, and analysis of certain molecular, cellular, and tissue features via spectral-imaging approaches.  SMI also intends to provide services related its primary products, including software modules and maintenance services.

SMI is developing optical diagnostic products that operate in conjunction with surgical and/or evaluation procedures in real time.  SMI’s technology, still in development, is expected to enable early detection and more reliable diagnosis of various diseases, such as Barrett’s esophagus (a condition caused by chronic acid reflux that can lead to esophageal cancer), lung cancer, and melanoma.  SMI believes that development of its technology may significantly improve long-term patient outcomes while substantially reducing overall costs for the healthcare system.

SMI’s proprietary imaging technology assists in the diagnosis and treatment of various serious diseases by:

•	More reliable and quantitative in vivo/intrasurgical measurement of cellular features
•	Early detection of both malignant and pre-malignant tissue
•	Reduction in the number of invasive biopsy procedures
•	Better monitoring and quantitation of treatments (of these same diseases)

Moreover, SMI’s spectral-optical-imaging technology has multiple applications, end-user markets, and potential revenue streams.  The Company intends to develop three products over the next four to five years:  the MelaSpect™ device, the EndoSpect™ device, and the OxySpect™ device.  These devices will be targeted to address the early detection of skin cancer, to investigate more accurately tissue status during gastrointestinal and pulmonary endoscopy, and for mapping tissue oxygenation during and after surgical intervention, respectively.

Spectral Molecular Imaging, Inc. was established in September 2006 by Daniel L. Farkas, Ph.D. and others.  While working at Carnegie Mellon University directing the Center for Light Microscope Imaging and Biotechnology, a national science and technology center, Dr. Farkas and his colleagues conducted development work and intellectual property protection on acousto-optic tunable filters for high-resolution, hyperspectral optical bioimaging—a technology developed originally for satellite reconnaissance.  SMI was formed to further develop and commercialize this approach and other optical molecular imaging technologies because of their potential to save lives and improve patient outcomes.

          According to Erik Lindsley, Cascade’s President, “The founders of SMI have acquired and developed highly innovative and potentially game-changing medical technology in the cancer detection market.   Our objective is to take that existing technology, complete the rigorous development and regulatory cycle, and commercialize it, initially in the skin cancer market and later in other applications. It is our desire to rapidly position Cascade effectively to compete in the worldwide marketplace for innovative and effective medical diagnostics.”

About Cascade

Following its formation in 2004, Cascade Technologies Corp.’s initial core business was the purchase and sale of semiconductors.  After achieving disappointing results in that market, Cascade management determined to review other business opportunities that would bring value to Cascade shareholders, with particular emphasis on technology businesses.  In early 2009, Cascade identified opportunities in the field of renewable energy based power producing assets, in solar, wind and geothermal projects.  However, upon concluding an agreement with SMI to acquire SMI, Cascade determined to exit the renewable energy sector to focus on medical technology opportunities.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Cascade’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Because SMI is a development stage company with no revenue and limited resources,  the following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:
We may be unable to obtain regulatory approval from the FDA for our devices, or approved indications from the FDA may be narrower than sought, physicians may not receive reimbursement from third-party payors, or the level of reimbursement may be insufficient to support widespread adoption of our new diagnostic devices, we may experience delays in our development program leading to higher costs and losses, any products that are approved may not be accepted in the marketplace, there may not be adequate financial or other resources to complete the development or commercialization of products related to SMI’s spectral-optical-imaging platform, we will need to secure additional financing in order to achieve SMI’s business plan, and such financing may not be available on terms acceptable to SMI or at all, manufacturing the proposed devices based on our spectral-optical-imaging platform may not be possible at acceptable cost or in commercial quantities, rapid technological change may make SMI’s technology obsolete or not competitive, and the loss of key personnel may prohibit the development or  commercialization of the company's intellectual property. Other additional factors that could cause Cascade’s results to differ materially from those described in the forward-looking statements can be found in Cascade’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

SOURCE  Cascade Technologies Corp.
03/18/2010
/CONTACT:  Aaron A. Grunfeld
(310) 788-7577
 (CSDT)